Exhibit 14.1

Summary Report on the San Antonio Gold

Prospect, Municipio of Guadalupe y Calvo,

Chihuahua

Prepared for Great Panther Resources Limited

by

Matthew D. Gray, Ph.D., C.P.G. #10688

Resource Geosciences de Mexico SA de CV

November 2003

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

                                                 Table of Contents

Section                                                                                              Page

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

                                                  List of Figures

Figure________________________________________________________________________________________________Page

                                                  List of Tables

Table_________________________________________________________________________________________________Page

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

1.0 SUMMARY

The San Antonio prospect is a volcanic rock hosted, low sulfidation, epithermal gold system, possibly genetically related to a porphyry intrusion. The prospect comprises structurally controlled zones of gold, silver, and copper mineralization hosted by andesites, dacites, rhyodacites, and associated epiclastic volcaniclastic strata. Reconnaissance mapping and geochemical sampling of the prospect shows that the system was capable of creating mineralized zones of economically significant grade. The dominant structural controls are NA290 to 300 (NW-SE) and NA250 to 260 (NESW) high angle fault zones. Gold concentrations are controlled by discrete fault zones and by zones of stockwork quartz veining. The mineralized structures visited by the author are geologically similar to economically important veins that have been successfully mined elsewhere in Mexico. The reconnaissance evaluation of the project by the author validated that the project is prospective for two target types:

1).......High grade, gold-copper mineralized structural zones or veins, mineable by underground methods. 2) Stockwork zones of lower grade gold mineralization, mineable by open pit or bulk underground methods.

Examples of target type 1 include the Sary, Piedra Verde, and Santo Niño veins and are described in Section 9.2 of this report. Geologic and mineral occurrence maps prepared by CRM (1989a, 1989b, and 1989c) indicate that within the project area at least 12 mineralized structures or veins have been explored or exploited, and numerous others of unknown extent and importance are present. Sampling of some of these veins indicates the potential to host bonanza grades. At Sary, the author’s sampling returned 25 gpt Au and 4.1 % Cu over a width of 0.9m, and sampling of the Piedra Verde vein by the CRM yielded average grades of 38.9 gpt Au and 2.00 % Cu over an average width of 0.70 m. The mineralized structures are poorly exposed at surface, and their strike and dip extent is undetermined. Mapping by the CRM (1989a, 19898, 1989c) indicates strike lengths of at least 200 meters and mineralized vertical extents of at least 100m. Low sulfidation vein systems elsewhere in Mexico have mineralized vertical ranges of 200 to 700m (Albinson et al., 2001) and strike lengths ranging from hundreds of meters to in excess of 1 kilometer. Drilling or direct subsurface exploration will be required to determine the size and grade of the mineralized structures at the San Antonio project.

Examples of target type 2 include the zones of pervasive alteration and stockwork quartz veining exposed in the Arroyo San Antonio. Bulk mineable targets have not been evaluated by previous explorationists, consequently very little assay data is available for them. At the Arroyo Zone (described in Section 9.2) RGM’s reconnaissance sampling of pyritic and oxidized andesite breccia yielded up to 0.47 gpt Au over 3m width, in areas cut by hairline stockwork silica veinlets. Selective sampling of veinlets in the Arroyo Zone yielded 10.9 gpt Au, indicating that where veinlet density is high, economic gold grades may be obtained. At the Santo Niño Stockwork target (Section 9.2), RGM’s sampling yielded up to 0.74 gpt Au over a 1.2m sample width across a zone of stockwork quartz-calcite-pyrite-chalcopyrite veining. Some of the veinlets contain bladed calcite, a textural feature common at high levels of epithermal systems above the level of boiling and maximum gold deposition, consequently these textures may indicate potential for higher grade mineralization at depth.

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

2.0 INTRODUCTION AND TERMS OF REFERENCE

2.1 Introduction

Resource Geosciences de Mexico SA de CV and Matthew D. Gray, the author of this report, were asked by Great Panther Resources Limited to perform an evaluation of the San Antonio gold project in Chihuahua, Mexico, and to provide to Great Panther a technical report that is compliant with CSA National Instrument 43-101. This report provides a summary of the geology of the project, and its potential to host economic mineral deposits.

2.2 Terms of Reference

Great Panther commissioned RGM to review the San Antonio gold project and to prepare a report following NI43-101 guidelines for submission as a Technical Report to the TSX Venture Exchange. Great Panther trades on the TSX exchange under the symbol GPR. RGM, an independent geosciences consulting firm contracted by Great Panther, visited the project, reviewed the available geologic data, and took independent samples to accomplish the requested task.

2.3 Purpose of Report

The purpose of this report is to provide an independent assessment of the San Antonio gold project and to recommend an exploration program to enhance the economic potential of the project. This report was prepared following the guidelines of CSA National Instrument 43-101.

2.4 Sources of Information

In the preparation of this report the author has relied on his own observations and independent assay data, supplemented by information obtained through review of both published and unpublished documents and maps. In addition to the author’s own observations and assay data, sources of information regarding location and dimensions of mineralized showings, mines, veins, and the mineralized grades, include:

—	Geologic, geophysical, and assay data collected and published by the Consejo de Recursos Naturales (National Resource Council), a Mexican Federal agency.

—	Geologic and assay data contained in private maps and reports prepared by geologic consultants working for the exploration concession owner.

As discussed in Section 3 and 14, data that was not generated by the author has not been independently verified. Where information from these unverified sources is relevant to interpretations and discussions of the economic potential of the project, the source of information is explicitly mentioned. The author and RGM do not accept responsibility for the interpretations and representations made in this report where they were the a result of erroneous, false, or misrepresented data.

2.5 Field Examination and Data Review by the Qualified Person.

The Qualified Person responsible for this report, Matthew D. Gray, Ph.D., C.P.G., President of Resource Geosciences de Mexico SA de CV, accompanied by RGM employee Claudio Santiago Canseco, conducted a 2 day field visit to the San Antonio project on 28 and 29 July 2003. The purpose was to examine the property geology, the known mineral occurrences and mines, and to collect independent geochemical samples of altered and mineralized areas. Two full days were spent on site visiting and sampling known mineralized areas and mines in the Arroyo San Antonio. The author spent several days in RGM’s Hermosillo, Sonora office reviewing geologic, geophysical, and assay data provided by the claimant and obtained from public domain sources.

Prior to the field visit and data review conducted for the purposes of this Technical Report, the author had not been involved with in any way, nor reviewed, the San Antonio project.

2.6 Definitions and Translations

CRM                -        Consejo de Recursos Minerales (Natural Resources Council
DGM                -        Direccion General de Minas (Central Mining Department)
gpt                -        grams per tonne
km                 -        kilometer
M                  -        million
MMR                -        Minera Mexicana el Rosario SA de CV
Mpio.              -        Municipio (Municipality)
NA                 -        North Azimuth
oz.                -        Troy Ounce
ppb                -        parts per billion
RGM                -        Resource Geosciences de Mexico SA de CV
SEMARNAT -                  Secretaria del Medio Ambiente y Recursos Naturales (Secretary of the
                            Environment and Natural Resources)
SMO                -        Sierra Madre Occidental
UTM                -        Universal Tranverse Mercatur

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

3.0 DISCLAIMER

Appropriate scientific methods and best professional judgment were utilized in the collection and interpretation of data discussed in this report. However, users of this report are cautioned that the evaluation methods used herein are subject to inherent uncertainties and assumptions, over which Matthew D. Gray and RGM have no control. These uncertainties and assumptions are stated herein. Users of this report are hereby advised to be aware of and understand these uncertainties and assumptions.

Data obtained from public domain and private sources were utilized, and in particular, Matthew D. Gray and RGM disclaim all liability for the data provided by the concession holder, Carlos Ortiz; the consultant geologist employed by the concession holder, Alfredo Cervantes; and all data contained in public domain reports and maps published by the Consejo de Recursos Minerales. Matthew D. Gray and RGM do not accept responsibility for the interpretations and representations made in this report where they were the result of erroneous, false, or misrepresented data.

This Technical Report and all publications, exhibits, documentation, conclusions, and other work products obtained or developed by RGM for this Technical Report are for sole and exclusive use of Great Panther. However all reports, publications, exhibits, documentation, conclusions, and other work products obtained or developed by RGM during completion of this Technical Report shall be and remain the property of RGM. Unauthorized use or reuse by third parties of reports, publications, exhibits, documentation, conclusions, and other work products obtained or developed by RGM for the purposes of this Technical Report is prohibited. This Technical Report was prepared specifically for the purpose of complying with Canadian Securities Administrators National Instrument 43-101 and may be distributed to third parties and published without prior consent of RGM if the Technical Report is presented in its entirety without omissions or modifications, subject to the regulations of NI43-101.

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

4.0 PROPERTY DESCRIPTION AND LOCATION

4.1 Area and Location

The San Antonio project comprises 643.7005 Ha. of exploration and mining concessions and is located in the municipality of Guadalupe y Calvo, State of Chihuahua, Mexico, approximately 162 km S-SW of the city of Hidalgo de Parral, Chihuahua, and 265 km SW of the city of Chihuahua (Figure 4.1).

The center of the project area is located at UTM Zone 13, 278,500E 2,932,000N, North American Datum 27, or North Latitude 26o 29’ 34” West Longitude 107o 13’ 21", North American Datum 27 Mexico.

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

4.2 Claims and Title

Mining and exploration rights in Mexico are controlled by the Federal Government, and are assigned to third parties by the granting of exploration and exploitation concessions. These concessions are administered by the Direccion General de Minas (DGM) a subsecretariat of the cabinet level Secretaria de Economia. Exploration concessions are valid for a 6 year period, at the end of which they must be converted to exploitation concessions or cancelled. Exploitation concessions are granted for 50 year terms. To maintain concessions in good legal standing, concession holders are obligated to pay semi-annual tax payments and to annually file documentation of exploration or development work at the concession.

The San Antonio project consists of 5 Exploration and Exploitation concessions covering in aggregate 643.7005 Has. Concession information is summarized in Table 4.1, and the concessions are shown in Figure 4.2. The legal standing of these claims and the ownership of surface rights have not been verified by the author or RGM. Great Panther has commissioned registered mineral property landmen and lawyers to complete a legal due diligence review of the claims, including determination of surface rights.

The claims are currently controlled by Minera Mexicana el Rosario SA de CV (MMR) by means of two option agreements. The first includes the San Taco, Piedra Verde, Sary, and Hortencia concessions. MMR can earn a 100% interest in these concessions by making staged cash payments totaling $965,000 USD over 3 years to the claimant, Ing. Carlos Teodoro Ortiz. The Santo Niño claim is controlled under a separate option agreement whereby MMR can earn a 100% interest with no NSR in consideration for staged cash payments over a 3 year period totaling $165,000 USD, paid to the claimant Ing. Eduardo Rodriguez Chavez.

Great Panther is considering entering into an agreement whereby it can acquire 100% of MMR in consideration of issuance of shares of Great Panther. Subject to TSX-V approval, 250,000 shares of GPR would be paid out to the current shareholders of MMR upon acceptance of the agreement, with 2,000,000 shares held in escrow to be released according to certain milestones over the course of the first year.

Table 4.1 Listing of Mining/Exploration Concessions

 Concession                     Archive Number (Expediente)                 Size in Hectares
 Hortencia                      E-18/2124                                   9.0000
 Piedra Verde                   E-1/1-84                                    22.9540
 San Taco                       E-18/2189                                   495.7465
 Santo Nino                     E-1/1-84                                    80.000
 Sary                           E-1 /1-2/458                                36.0000

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

4.3 Mineralization

Numerous abandoned small mines and exploration workings are present within the property area and are shown on Figure 4.3. All are developed on high angle mineralized structural zones or veins, and the metals produced or sought include gold, silver, and copper. These mineralized occurrences are described in Section 9 of this report.

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

277000E
278000E
279000E
280000E
2934000N
2933000N
2932000N
2931000N
SANTO NIÑO
E-1/1184
E-11-84
22.9540 HAS.
SAN TAGO
E-10-2169
SARY
E-1/1-2455
36.0000 HAS.
Arroyo San Antonio
500 m
Modified from "Plano de Estructuras Mineralizadas, Mpio. Guadalupe y Calvo, Chihuahua, Mexico, February 2002, Modificado del Plano Original del Consejo de Recursos Minerales, J. Alfredo Cervantes R."
Map of Known Mines and Prospects, San Antonio Gold Project.
Municipio of Guadalupe y Calvo, Chihuahua
Mining or Exploration Concession
Adit
Prospect
Mineralized Structure or Vein
UTM Grid, Zone 13, NAD 27
Figure: 4.3
Drawn By: M. Gray
Date: Oct 2003
Scale: 1:25,000

Figure 4.3. Map of Known Mines and Prospects (Modified from Cervantes (2002b) after CRM (1989a,b,c)).

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

4.4 Environmental Liability

No significant environmental liabilities are apparent. Small abandoned mines and waste piles are present but are not generating acid drainage. With the exception of abandoned rusting compressors, there are no plant facilities present within the project area, nor are tailings piles present.

4.5 Permits

Exploration and mining activities in Mexico are subject to control by the Secretaria del Medio Ambiente y Recursos Naturales (Secretary of the Environment and Natural Resources), known by its acronym SEMARNAT. The San Antonio project is not included within any specially protected, Federally designated ecological zones, therefore basic exploration activities are regulated under Norma Oficial Mexicana NOM-120-ECOL-1997. NOM120 allows for activities including mapping, geochemical sampling, geophysical surveys, mechanized trenching, road building, and drilling. If each particular activity does not exceed a defined threshold for surface disturbance, which varies by activity, and if in aggregate these activities will affect less than 25% of the project surface area, the project operator is required only to inform SEMARNAT in writing of the proposed exploration activities. If after 5 days SEMARNAT has not formally objected, work may proceed immediately. NOM120 defines the impact mitigation procedures that must be followed for each activity.

Most exploration activities can be permitted utilizing NOM120. Development activities generally require preparation of a Manifesto de Impacto Ambiental (Environmental Impact Statement), known by its acronym as an MIA. A properly prepared MIA application and operating permit for a project that does not affect Federally protected biospheres or ecological reserves can usually be approved in 12 months.

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

5.0 ACCESS, CLIMATE, INFRASTRUCTURE, AND PHYSIOGRAPHY

Road access to the San Antonio project is via paved highway from Hidalgo de Parral to the town of Guadalupe y Calvo, a distance of 255 km, and thence to Baborigame via a maintained unsurfaced road, a distance of 90km, and thence via 33km of logging and ranch roads to a small ranch in the Arroyo San Antonio near the center of the project area. Straight line distance from Baborigame to the project area is 9km. (Figure 5.1 ).

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

2940000N
2930000N
2920000N
270000E
280000E
26°30' N
El Cerro
El Cazo
Arroyo San Antonio
MESA
LOS MARTINEZ
Baborigame
El Toro
Bayo
Amador
C. PIEDRA BOLA

Detailed Location Map, San Antonio Gold Project.
Municipio of Guadalupe y Calvo, Chihuahua

Legend	
San Antonio project area concessions	Figure: 5.1
All weather unsurfaced road	Drawn By: M. Gray
Unimproved road/trail	Date: Sept 2003
UTM Grid, Zone 13, NAD 27	Scale: 1:20,000

Figure 5.1 Detailed Location Map, San Antonio Project.

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

Basic services and provisions including phone, lodging, meals, gasoline, etc. may be obtained in Baborigame. Guadalupe y Calvo is the municipal government center and is the commercial center for the region.

Vertical relief in the project area is approximately 800m. Most of the prospects, small mines, and mineralized vein exposures are found in the Arroyo San Antonio, which runs through the center of the project area at approximately 1200m elevation. The arroyo is a steep walled canyon incised into a volcanic highland (Figure 5.2). Elevations increase steadily to the north and south of the arroyo, and at the southern portion of the claim block are as much as 2000m. The highest elevations are covered by pine forest, whereas the drier and lower elevations are dominated by scrub oak.

Figure 5.2. View from Piedra Verde mine, looking northeast, downstream along the Arroyo San Antonio.

Exploration and mining work can be conducted in all seasons, although the periods June to September and December to January are often marked by abundant rains. During periods of significant rainfall, unimproved roads may be come temporarily impassable. Maximum and minimum annual temperatures are elevation dependent. At the level of the Arroyo San Antonio summertime high temperatures exceed 40o C, whereas at 2000m elevation maximum temperatures rarely exceed 33o C. During the wintertime snow accumulations are possible at the higher elevations, but are absent in the incised canyons. Climates in the highlands are classified as subhumid temperate, whereas climates in the incised canyons are arid hot (CRM, 1994).

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

6.0 HISTORY

The San Antonio prospect lies within the Guadalupe y Calvo mining region. Earliest recorded mining activity in the region is the discovery in 1835 of the veins in the San Juan Nepocemo area west of Baborigame. Various Au-Ag vein deposits were subsequently discovered and commercial mining continued without interruption until 1940. Since then, only small scale artesenal mining has been conducted in the region. Total production for the region is estimated at more than 1.2 M ounces gold and 8 M ounces silver (CRM, 1994). The San Antonio project lies outside of the areas of significant mine development, and little is known of the exploration history of the project. The numerous workings in the Arroyo San Antonio attest to minor production from the project area. On the basis of the size of these mine workings, the author estimates no more than 50,000 tonnes of material was extracted from all of the small mines located in the Arroyo San Antonio.

7.0 GEOLOGICAL SETTING

7.1 Regional Geology

The San Antonio project lies within the Sierra Madre Occidental (SMO) province, a regionally extensive Eocene to Miocene volcanic field which extends southeast from the United States-Mexico border to central Mexico. The total thickness of the volcanic sequence is approximately 2km, and it rests upon Mesozoic clastic and calcareous sedimentary rock. The volcanic field is comprised of two distinct volcanic sequences, an older andesite dominated series, and a younger, pyroclastic dominated rhyolitic series. The traditional nomenclature refers to these as the Serie Volcanica Inferior (Lower Series) and Serie Volcanica Superior (Upper Series). The Lower Series is approximately 1 km thick and is dominated by Paleocene and Eocene andesitic lavas and pyroclastics, with interbedded volcaniclastic strata. Silicic volcanic units are present but are a minor component. The volcanic strata of the Lower Series are cut by calc-alkaline intrusives. The Upper Series unconformably overlies the Lower Series and comprises a 1 km thick sequence dominated by Oligocene and early-Miocene dacitic and rhyolitic pyroclastic strata and volcaniclastic strata. Most significant metal occurrences in the SMO are hosted by rocks of the Lower Series or the underlying Mesozoic strata.

San Antonio lies within the Barrancas (Canyons) physiographic subprovince of the SMO. The Barrancas subprovince is characterized by deeply incised fluvial canyons, including the Arroyo San Antonio, that have cut the uppermost strata and expose the Lower Series volcanic strata at low elevations.

Government maps (Figure 5.3) show that the San Antonio project area is located within an erosional window of the Upper Series rhyolitic ignimbrites, and that the project lies in an area dominated by outcrops of granodiorite and diorite intrusions.

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

Figure 5.3. Geologic Map of Project Area (CRM, 1999).

7.2 Local Geology

Although regional mapping (CRM, 1999) indicates the project area is predominantly underlain by intermediate composition intrusions, that portion of the project area visited by the author is underlain by a volcanic sequence comprised of andesitic and felsic extrusive volcanic strata with interbedded epiclastic volcaniclastic strata of similar composition. These strata strike north and dip 15 to the east. They have been intruded by andesitic and dioritic dikes and plugs, and possibly by felsic dikes. Textures and field relationships of some felsic units are equivocal and poorly exposed, but suggest that felsic dikes crosscut the andesitic strata. All of the preceding rock types are overlain by younger rhyolitic ignimbrites and volcaniclastic strata. The rhyolitic ignimbrites are generally exposed at elevations higher than 1800m and post date the mineralizing events that have affected the underlying units.

The ignimbritic rocks correspond to the Upper Series, whereas the underlying andesites and felsic units correspond to the Lower Series.

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

8.0 DEPOSIT TYPES

The mineral deposits present in the project area, and the deposit type being sought, are volcanic hosted, epithermal, low sulfidation gold-silver deposits. Such deposits may be present as veins and/or disseminated deposits. Features common to such deposits (Buchanan, 1981; Hayba et al., 1985; Heald et al., 1987; Bonham, 1988; Berger and Henley, 1989; Albinson et al., 2001) include:

-	Intermediate to felsic, calc-alkaline volcanic host rocks.

-	Association with intrusive centers.

-	Alteration mineral assemblages dominated by sericite, quartz, adularia, and chlorite.

-	Variable Au:Ag ratios.

-	Ore mineralogy characterized by argentite, tetrahedrite, tennantite, native silver, native gold, and base-metal sulfides.

-	Vertical geochemical zoning, with well defined upper and lower elevation limits to economic mineralization, over vertical ranges of 200 to 700m.

-	Open space filling vein textures.

-	Quartz and carbonate gangue minerals. — Ore and gangue mineral textures indicative of low temperature environments.

The majority of gold production from the Sierra Madre has come from this type of deposit. Some currently exploited examples are listed below. The mineralization described for the mines in this section is not necessarily indicative of the mineralization at the San Antonio, Chihuahua property.

—	Tayolita Mine, Durango: Owned by Wheaton River Minerals Limited and consists of three operating units, Tayoltita, Santa Rita, and San Antonio, which exploit several epithermal veins via underground mining methods. Produces approximately 100,000 oz Au/yr with 9.1 M oz. Au and 654M oz. Ag historic production (Enriquez and Rivera, 2001). In 2002 proven and probable mineral reserves for all three operating units was estimated at 2.2 M tonnes at 357 gpt Ag and 3.7 gpt Au, and the total inferred mineral reserve was estimated at 11.7M tonnes at 310 gpt Ag and 2.9 gpt Au (Spring and MacFarlane 2002). These mineral reserve estimates were said to follow the required disclosure for reserves and resources outlined in NI43-101. The author has not reviewed the data and the author cannot comment on the accuracy of the resource estimates. The estimates were obtained from sources believed to be reliable but cannot be verified.

—	La Cienega, Durango. Owned and operated by Industrias Peñoles. Exploits polymetallic epithermal veins. Production in 2001 was 106,000 oz Au per year and the deposit contained a 1.3M oz Au reserve, (de la Garza et al., 2001). This mineral reserve estimate does not follow the disclosure requirements for reserves and resources outlined in NI43-101 and the author is not aware if this estimate was derived using the standards outlined in NI43-101. The reserve estimate was produced by the mine operator and is believed to be reliable but cannot be verified.

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

-	Bacis, Durango.

Currently the SMO in Chihuahua is being actively explored for low sulfidation epithermal gold-silver deposits. Some of these active exploration projects are listed below and are shown on Figure 4.1. These exploration projects are indicative of the exploration potential of the region, however they are geologically and geographically separate from the San Antonio prospect, and the mineralization described for these exploration projects in this section is not necessarily indicative of the mineralization at the San Antonio, Chihuahua property.

—	Ocampo, Chihuahua, operated by Gammon Lake Resources, with a reported measured and indicated resource of 5.9 M tonnes at 4.0 gpt Au and 202 gpt Ag, and an inferred resource of 5.6M tonnes at 5.1 gpt Au and 248 gpt Ag (Pincock, Allen and Holt, 2003). These resource estimates were said to be fully compliant with the standards outlined in NI43-101. The author has not reviewed the data and the author cannot comment on the accuracy of the resource estimates. The estimates were obtained from sources believed to be reliable but cannot be verified.

—	Monterde, Chihuahua, operated by Kimber Resources, with a reported measured and indicated mineral resource of 4.4 M tonnes at 1.34 gpt Au and 102 gpt Ag, and an inferred resource of 4.5 M tonnes at 2.45 gpt Au and 111 gpt Ag (Burgoyne, 2003). These mineral reserve estimates were said to be fully compliant with the standards outlined in NI43-101. The author has not reviewed the data and the author cannot comment on the accuracy of the resource estimates. The estimates were obtained from sources believed to be reliable but cannot be verified.

—	Dolores, Chihuahua, operated by Minefinders Corporation, with a reported measured and indicated resource at 0.5 gpt Au equivalent cutoff of 50 M tonnes at 1.04 gpt Au and 61 gpt Ag, and an inferred resource of 28 M tonnes at 0.92 gpt Au and 53 gpt Ag (Pincock, Allen and Holt, 2002). These mineral reserve estimates were said to be fully compliant with the standards outlined in NI43-101. The author has not reviewed the data and the author cannot comment on the accuracy of the resource estimates. The estimates were obtained from sources believed to be reliable but cannot be verified.

As discussed in Section 9.3, at San Antonio, the deposits may be genetically linked to an unexposed felsic porphyry intrusion.

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

9.0 MINERALIZATION

9.1 General

Numerous epithermal veins and mineralized structural zones are exposed in the Arroyo San Antonio. Host rocks include plagioclase-phyric porphyritic andesite, porphyry andesite breccia, quartz-plagioclase phyric dacitic-rhyodacitic porphyry, and fine grained diorite. Many mineralized structures are contacts between andesitic and felsic units. It is not clear if these structures are faults that juxtaposed rock types, or alternatively the structures formed along pre-existing lithologic contacts. Mineralized structures vary from 1 to 200 cm wide and are characterized by silica veining, intense gouge and cataclasite development, goethite-limonitejarosite staining, and disseminated and veinlet controlled pyrite and chalcopyrite. Patchy pervasive silicification may extend for several meters distant from the structure. All of the mineralized structures lie within a much broader zone of pervasive chloritization that is continuously exposed along the Arroyo San Antonio. Mineralized structures are dominated by a NA290 structural orientation.

Geologic and mineral occurrence maps prepared by CRM (1989a, 1989b, and 1989c) indicate that within the project area at least 12 mineralized structures or veins have been explored or exploited, and numerous others of unknown extent and importance are present.

9.2 Visited Mines and Showings

Sary

The Sary showing comprises a mineralized fault zone that strikes NA260 and dips vertically or steeply to the S-SW. The fault is the contact between a poorly welded quartz plagioclase crystal tuff (or epiclastic volcaniclastic sedimentary unit) to the north and a plagioclase-phyric porphyritic andesite to the south. A 5 to 10cm wide zone of intensely goethitic fault gouge is developed along the main fault plane, and within the gouge zone irregular discontinuous quartz-chalcopyrite veinlets are present. Brecciation and Fe-oxide staining extends for at least 0.5 m on either side of the gouge zone, with the breccia cemented by quartz-sulfide veinlets and encrustations. Breccia clasts of wallrock are rimmed by concentric bands of dense microcrystalline grey silica, semi-massive pyrite-chalcopyrite, and fine grained crystalline and drusy white quartz. The wallrock is chloritized and heavily encrusted with blue copper sulfates. The Sary structure is exposed in a small mine working on the hillside east of the Arroyo San Antonio. The workings comprise a short adit perpendicular to the structure, and development/exploration drifts to the east and west along the structure. The workings were entered and sampled by the author. Their complete extent was not visited, but according to the CRM (CRM, 1989a), they extend for 50m along strike and at least 20m down dip, and the vein can be traced for at least 200m along surface. CRM sampled the vein where accessible in the workings and on the basis of 15 channel samples across the vein, calculated an average grade of 7.3 gpt Au, 20 gpt Ag, and 2.05 % Cu over an average width of 0.95 m.

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

The author collected 3 samples from the Sary workings (Figure 9.1). The first, sample 4244, was collected from the westernmost face of the drift and yielded 0.35 gpt Au, 10 gpt Ag, and 0.4% Cu over a 1 m width centered upon the gouge zone. The second sample, 4245, was collected from the back of the development drift east of the entry crosscut. It yielded 25.1 gpt Au, 33 gpt Ag, and 4.1 % Cu over a width of 0.9m. The final sample, 4246, was collected from the entry portal and comprised a 1.5 m representative sample of chloritized quartz and plagioclase crystal tuff (or epiclastic volcaniclastic arenite) wallrock on the north side of the vein. It yielded 0.038 gpt Au, 0.7 gpt Ag, and 0.2% Cu.

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

Sary Mine
Portal
79°
sample 4246, 1.5m @ .04 gpt Au
sample 4245, 0.9m @ 25.1 gpt Au
volcaniclastic arenite
73°
75°
83°
andesite
76°
75°
sample 4244, 1m @ .35 gpt Au
82°
5 meters
70°
Modified from "Plano Geologico Veta El Sary, Mpio. de Guadalupe y Calvo, Chihuahua, Mexico"
by J. Alfredo Cervantes R., February 2002
stope outline
quartz-chalcopyrite veinlet
73
dip of structure
fault zone with quartz-chalcopyrite veinlets and Cu-sulfate staining zone of minor quartz veinlets and Cu-sulfate staining
Geology and Assay Map, Sary Mine
Figure: 9.1
Drawn By: A. Cervantes
Date: Feb 2002
Scale: graphic as shown

Figure 9.1. Geology and Assay Map, Sary Mine (modified from Cervantes, 2002c).

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

Arroyo Zone

A prominent zone of bleached, limonitic and jarositic, andesite and felsic volcanics are exposed in the Arroyo San Antonio where the projection of the Hortencia vein intersects the arroyo. A plagioclase-phyric andesite porphyry breccia is in fault contact with a quartz- and plagioclase-phyric porphyritic dacitic volcanic. The fault strikes NA095 and dips 76o S. The andesite breccia contains rounded clasts up to 50cm in diameter of andesite porphyry in a fine grained andesitic groundmass. Both the andesite breccia and the dacite are pyritized, containing approximately 3% disseminated fine grained pyrite which is oxidized on weathered exposures. Both are bleached and sericitized, such that primary volcanic textures have been obscured. Patchy pervasive silicification is developed along NA290 70o N fractures, and occasional quartz-chalcopyrite veinlets of the same orientation are present. Similar alteration consisting of pervasive pyritization and sericitization accompanied by Fe-oxide staining is continuously exposed for 70m along the arroyo. RGM collected 9 rock chip samples from this zone. True representative samples of 2 to 3 m length yielded from <.005 gpt Au to as much as 0.469 gpt Au. A select sample of the quartz-chalcopyrite veinlets (Figure 9.2) yielded 10.85 gpt Au and 1.5% Cu.

Figure 9.2. Auriferous quartz-chalcopyrite veinlets hosted by bleached, oxidized, oncepyritic,porphyritic andesite breccia/agglomerate.

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Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

Piedra Verde

The Piedra Verde mine is developed on a fault bounded clast-supported breccia zone. The mineralized structure is exposed on surface and in small workings on the hillside immediately south of the Arroyo San Antonio. It generally strikes NA290, but locally deviates between NA260 to 315. The dip is 65o to 85o south. The brecciated zone is composed of angular fragments of chloritized fine grained andesite or diorite, cemented and encrusted by veinlets and coatings of fine grained microcrystalline white silica with lesser amounts of fine grained drusy quartz. The silica encrustations and veinlets contain pyrite, chalcopyrite, and possibly tetrahedrite, and pyrite and chalcopyrite are also present as disseminations and fracture coatings in the wallrock.

The workings comprise a short adit perpendicular to the structure, and development/exploration drifts to the northwest and southeast along the structure. The workings were entered and sampled by the author. Their complete extent was not visited, but according to the CRM (CRM, 1989b), they extend for 50m along strike and at least 10m down dip, and the vein can be traced for at least 200m along surface over a vertical range of 100m. CRM sampled the vein where accessible in the workings and on the basis of 11 channel samples across the vein, calculated an average grade of 38.9 gpt Au and 2.00 % Cu over an average width of 0.70 m (Figure 9.3).

RGM collected 2 samples from the Piedra Verde workings. The first, sample 4215, was collected from a drift cutout in the hangingwall (south side) of the mineralized structure (Figure 9.4). The hangingwall is chloritic fine grained diorite crosscut by less than 5% by volume NA260 65o N quartz-chalcopyrite veinlets. Sample 4215 yielded 1.87 gpt Au, 2 gpt Ag, and 0.8% Cu over a 2.5m width. The second sample, 4216, was collected from the back of the development drift along the stoped breccia zone. It yielded 0.353 gpt Au, 1.5 gpt Ag, and 0.4% Cu over a 1.7 m width.

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

NW
SE
1350m
1350m
1300m
1300m
1250m
1250m
1.2m @ 7.2 gpt Au
1.0m @ 6.8 gpt Au
1.3m @ 1.8 gpt Au
1.0m @ 7.3 gpt Au
1.2m 10.0 gpt Au
0.5m @ 118 gpt Au
0.9m @ 8.1 gpt Au
1.5m @ 14.0 gpt Au
0.5m @ 26 gpt Au
0.5m @ 26 gpt Au
0.5m @ 84 gpt Au
Modified from " Plantas, Proyeccion Longitudinal y Seccion Tranversal Mostrando Cubicacion de Reservas, Obra Minera Programada y Muestreo, Fundo Minero Piedra Verde", by the Consejo de Recursos Minerales, August 1989
Topographic surface
CRM sample point showing width and gold assay
Longitudinal Section Looking NE, Piedra Verde Vein
Figure: 9.3
Drawn By: Consejo de Recursos Minerales
Date: August 1989
Scale: graphic as shown

Figure 9.3. Longitudinal Section and Assay Map, Piedra Verde Mines (CRM 1989b).

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

Figure 9.4. Sample site 4215 in hangingwal of Piedra Verde structure.

Santo Niño Vein

The Santo Niño mine is developed on a brecciated and quartz veined fault zone. Orientation of the fault varies from NA290 85oS to NA280 66oS and the entire fault zone is up to 8.5m wide. It is exposed at surface on both sides of the Arroyo San Antonio and in the mine workings developed on the northwest side of the arroyo. The host rock is chloritic plagioclase-phyric porphyritic andesite. Two parallel, planar fault planes form sharp limits to the mineralized structure, and parallel quartzchalcopyrite veinlets are developed in between the bounding faults. The principal mine workings are centered on: a) a chloritic sulfidic gouge zone developed near the footwall of the fault zone; and b) a quartz vein zone along the hangingwall of the fault zone. The total mineralized width of the structural zone is up to 8.5m, but mining has focused on 1 to 2 m widths at the hangingwall and footwall contacts (Figure 9.5).

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

Figure 9.5. Stoping along footwal contact of Santo Niño structure.

The workings comprise an adit driven on the footwall of the mineralized structure, and a crosscut that provides access to a parallel development drift driven along the hangingwall. The workings were entered and sampled by the author. Their complete extent was not visited, but according to the CRM (CRM, 1989c), the adit extends for 60m along strike and the development drift on the hangingwall extends at least 20m along strike and the vein can be traced for at least 170m along surface over a vertical range of 80m. CRM sampled the structure where accessible in the workings and on the basis of 6 channel samples across the footwall portion of the structure, calculated an average grade of 6.5 gpt Au, 79 gpt Ag, 0.8% Pb, and 0.18 % Cu over an average width of 1.70 m (Figure 9.6). CRM also sampled the quartzveined zone in between the hangingwall and footwall zones, and obtained 3.78 gpt Au over a 6.0m true width.

RGM collected two samples from the Santo Niño workings (Figure 9.6). The first, 4218, was collected from the crosscut between the development drifts. The sample was collected from the quartz-chalcopyrite veined wallrock in between the hangingwall and footwall stopes. A 3.7 m width yielded 2.42 gpt Au, 1.5 gpt Ag, and 0.03% Cu. The second sample, 4219, was collected from the back of the development drift along the footwall stoped zone, and yielded 3.01 gpt Ag, 1.2 gpt Ag, and 0.09% Cu over a 1.7m width.

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

1.3m @20 gpt Au
1m @ 28 gpt Au
1.2m @ 1 gpt Au
1.05m @ 1.3gptAu
1.1m @ 2.2gptAu
0.7m @ 5.5 gptAu
2m @ 3.0 gpt Au
3.8m @ 2.4 gpt Au
6m@3.9gptAu
Santo Niño Mine
Portal
stope outline
fault plane
quartz veinlet
sample collected by RGM, showing width and assay
Geology and Assay Map, Santo Niño Adit
Figure:
Drawn By: Consejo de Recursos Minerales
Date:
Scale: graphic as shown

Figure 9.6. Geology and Assay Map, Santo Niño Mine (modified from CRM, 1989c).

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

Santo Niño Stockwork

A zone of stockwork quartz-calcite-pyrite-chalcopyrite microveinlets cutting chloritic fine grained andesite breccia is exposed along the Arroyo San Antonio upstream (SSW) of the Santo Niño mine. The zone is exposed in outcrops along the arroyo over a length in excess of 30m. Some of the veinlets contain bladed calcite, a textural feature common at high levels of epithermal systems. Two samples were collected from this zone, 4220 which yielded 0.739 gpt Au, 8.3 gpt Ag, and 0.3% Cu over 1.2m, and sample 4221 which yielded 0.132 gpt Au, 0.2 gpt Ag, and .02% Cu over 5m.

El Cordon

The El Cordon showing comprises a shallow prospect at arroyo level and a 20m adit and open stope developed 30m above arroyo level. The working is developed along a NA 290 V fault breccia that is localized along the contact of an andesite dike that crosscuts a quartz eye rich felsic volcanic. The fault breccia is cut by white sugary quartz veinlets. CRM sampled the structure where accessible in the workings and on the basis of 4 channel samples across the fault breccia, CRM estimated an average grade of 5.7 gpt Au, 73 gpt Ag, 0.36% Pb, and 0.37% Cu over an average width of 1.15m.

RGM collected one sample from the El Cordon workings. Sample 4222 yielded 1.555 gpt Au, 38.8 gpt Ag, and 0.4% Cu over a 1.2m width.

9.3 Type and Character of Mineralization

In respect to geologic setting, structural style, and ore and gangue mineralogy, the mineral occurrences visited by the author at the San Antonio project are similar to many volcanic hosted, epithermal, low sulfidation gold-silver deposits. However, some aspects of the geology, ore mineralogy and geochemistry suggest that the epithermal mineralization at San Antonio may be related to a porphyry intrusion.

The geochemical characteristics at San Antonio are atypical of most epithermal low sulfidation systems in that the gold concentrations are positively linked to copper content. A correlation coefficient matrix is shown as Table 9.1, and the positive relationship between gold and copper is apparent. The correlation coefficient between the two metals is 0.96, indicating that copper and gold were probably transported and deposited by the same hydrothermal fluids. Such fluids were likely to have been dominated by chlorine-complexes (Romberger, 1991), and are consistent with those evolved from porphyry-related hydrothermal systems (Beane, 1981).

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Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

Table 9.1 Correlation Coefficient Matrix, 31 Rock Chip Geochemical Samples colected by M. Gray.

                               ---------------------------------------------------
                                       Ag    As      Au      Cu     Pb    Zn
                                 Ag    1     .61     .59     .62    .76   .45
                                 As    .61   1       .87     .89    .11   -.11
                                 Au    .59   .87     1       .96    .15   -.04
                                 Cu    .62   .89     .96     1      .18   0
                                 Pb    .76   .11     .15     .18    1     .90
                                 Zn    .45   -.11    -.04    0      .90   1
                               ---------------------------------------------------

Further evidence of a possible link to a porphyry environment is found in the Arroyo San Antonio, where a heterolithic, matrix supported, subangular, tabular breccia body crops out (Figures 9.7 and 9.8). It cross cuts the dacitic volcanic strata and strikes NA280, vertical. Breccia clasts include fine grained “salt-and-pepper” diorite, rhyolite, and various silicified volcanics. The breccia clasts are not lithologically similar to the wallrock to the breccia body. The source of the clasts is interpreted to be unexposed, deeper lying rock units, and the clasts were entrained in a fluidized stream and transported upward during explosive formation of the breccia. This breccia is similar to the breccia dikes commonly found above near surface intrusive bodies, particularly in porphyry environments (Bryant and Metz, 1966; Metz and Rose, 1966; Robinson and Cook, 1966; Rose and Baltosser, 1966; Graybeal, 1982; Koski and Cook, 1982; Wilkinson et al., 1982). These breccia dikes form as a result of devolatilization of a shallowly emplaced magma and consequent explosive release of fluids.

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

Figure 9.7 Outcrop of Breccia Dike in Arroyo San Antonio.

Figure 9.8 Close up of Breccia Dike.

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

10.0 EXPLORATION

Neither significant nor modern exploration programs are known to have been conducted at the property. The claimant reports that Anaconda, Barrick Gold and Hemlo Gold made reconnaissance visits to the property in the 1990‘s. Results of this work are summarized in maps prepared by the claimant. These maps were provided to the author, however, the original data and results from the prior evaluations are not available to the author.

In the 1980‘s the Consejo de Recursos Minerales conducted site specific visits to the Sary, Piedra Verde, and Santo Niño claims. The CRM systematically sampled the underground workings, the results of which are discussed in Section 9.2 of this report.

Great Panther has not conducted exploration campaigns on the property. The property was visited by Robert Archer, President of MMR, in May of 2003. Archer collected ten reconnaissance rock chip samples from mine workings and altered outcrops in the Arroyo San Antonio. This reconnaissance sampling indicated that the mineralized structures contained significant gold concentrations (up 31 gpt Au) and that pervasively altered zones contained anomalous gold contents. On the basis of this property review MMR negotiated an option on the property and subsequently submitted the property to Great Panther. No further work was conducted on the property until July 2003, when RGM and the author were contracted to review the property. The methodologies and results of this review are the subject of this report.

11.0 DRILLING

The property has not been subject to exploration drilling.

12.0 SAMPLING METHOD AND APPROACH

12.1 Sampling Method, Nature, and Spacing

RGM and the author were contracted to review and evaluate the economic potential of the San Antonio property. As part of the review, independent samples were collected of altered and mineralized rock from both natural outcrop exposures and mine workings. The objective of the sampling was to characterize the mineral deposit type(s) and to verify that the mineralized system was capable of forming gold deposits. All samples were collected by hand, using hardened steel chisels, picks, and geological hammers. Samples were placed in 7.5 x 12” cloth drawstring sample bags. Sample weights varied from 1 to 2.5 kg. Sample spacing was variable, and was a function of exposure of mineralized or altered rock. Sample numeration was in ascending order, using sample numbers and sample tags provided by the analytical laboratory. Sample locations were marked with red spray paint,

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Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

fluorescent plastic flagging, and aluminum tags. Sample descriptions are presented in Appendix 1 and complete assay data in Appendix 2.

12.2 Recovery Factors

Samples were collected manually and recovery was 100%. 12.3 Sample Quality and

Representativity

Sample locations were selected to be representative of the geologic feature being investigated. In the case of narrow features (<2m), a continuous channel sample was collected by chipping and collecting rock along a line perpendicular to the orientation of the structure or feature being sampled. Larger features (>2m) were sampled similarly, but were not continuous channel samples, rather small chips of rock were collected every 10 to 20 cm along the line perpendicular to the feature being sampled. The sample sites were inspected and chosen on the basis of being representative of the alteration zone, lithology, or mineralized structure of interest. Industry standard methods and best professional judgment were used in collection of the rock chip samples, however, by nature, manually collected rock chip samples are of lesser quality than mechanically collected continuous samples (i.e. cored or cut samples). The samples are of sufficient quality and confidence to be used for preliminary assessments of the project’s mineral potential.

13.0 SAMPLE PREPARATION, ANALYSES, AND SECURITY

13.1 Prior campaigns

Mining companies Anaconda, Barrick Gold, and Hemlo Gold are said to have conducted reconnaissance sampling of the property in the 1990‘s. The author was provided maps prepared by the concession holder that summarized the assay data of the previous evaluators for the Sary, Piedra Verde, and Santo Niño mines. The results of the previous evaluators, as presented by the concession holder, are similar to those obtained by the CRM and the author, however the original assay certificates, field maps, notes, and reports were not available to the author, thus this data is not further considered in this report and does not form the basis of any conclusions or interpretations contained herein.

In 1989 the Consejo de Recursos Minerales systematically sampled some of the underground workings at the project, the results of which are discussed in Section 9.2 of this report. The CRM reports do not discuss sample preparation, analytical methods, nor sample security.

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Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

13.2 July 2003 Campaign

Sample Security/Chain of Custody

Samples collected by RGM and the author in July 2003 were collected solely by the author and RGM employee Santiago. Geologic descriptions of the sample, including nature of the sample, length of sample, lithology, alteration, and mineralization, were captured in geologic field books. Samples were sealed in cloth bags with drawstring closures. Sample identification tags were placed with each sample in the sample bag, and a matching tag was retained in a sample book. Tamper-proof plastic closures were placed around the sealed end of each bag to prevent opening. While on site the sealed sample bags were constantly in the possession of the author or RGM employee Santiago, or were securely locked in the author’s field vehicle. No other person was allowed to handle, move, or store the samples. Upon leaving the project, the samples were carried by RGM to Hermosillo, Sonora, where they were delivered directly to a receiving and preparation facility of ALS Chemex.

Sample Preparation by ALS Chemex

The sample was dried and the entire sample was crushed to better than 70% passing a 2 mm (Tyler 10 mesh) screen. A split of up to 250 grams was taken and pulverized to better than 85% passing a 75 micron (Tyler 200 mesh) screen.

Analytical Techniques used by ALS Chemex

Gold content was first analyzed utilizing standard fire assay fusion, followed by Atomic Absorption Spectroscopy (AAS). For those samples that yielded assays greater than 10,000 ppb Au (or 10 gpt Au), the sample was assayed again utilizing standard fire assay fusion, followed by gravimetric analysis. The two methods and their detection and upper limits are described below.

Metal:                              Gold
Sample Decomposition:               Fire Assay Fusion
Analytical Method:                  Atomic Absorption Spectroscopy (AAS)

A prepared sample is fused with a mixture of lead oxide, sodium carbonate, borax, silica and other reagents as required inquarted with 6 mg of gold-free silver and then cupelled to yield a precious metal bead.

The bead is digested for ½ hour in dilute nitric acid. Hydrochloric acid is then added and the solution is digested for an additional hour. The digested solution is cooled, diluted to 7.5 ml with demineralized water, homogenized and then analyzed by atomic absorption spectrometry. The detection limit is 5 ppb (.005 gpt) and the upper limit is 10,000 ppb (10 gpt).

Metal:                                Gold
Sample Decomposition:                 Fire Assay Fusion
Analytical Method:                    Gravimetric

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Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

A prepared sample is fused with a mixture of lead oxide, sodium carbonate, borax, silica and other reagents in order to produce a lead button. The lead button containing the precious metals is cupelled to remove the lead. The remaining gold and silver bead is parted in dilute nitric acid, annealed and weighed as gold. Silver, if requested, is then determined by the difference in weights. Optionally, blanks with known silver and gold content can be assayed at the same time to determine the correction factor for silver loss in the fusion and cupellation. The detection limit is 50 ppb (.05 gpt) and the upper limit is 1,000 gpt.

All other elements listed below were analyzed utilizing Inductively Coupled Plasma — Atomic Emission Spectroscopy (ICP — AES) methods. The method and the detection and upper limits for each element are described in Table 13.1 below.

Sample Decomposition:      Nitric Aqua Regia Digestion
Analytical Method:         Inductively Coupled Plasma - Atomic Emission Spectroscopy (ICP - AES)

A prepared sample (0.50 grams) is digested with aqua regia for at least one hour in a hot water bath. After cooling, the resulting solution is diluted to 12.5 ml with demineralized water, mixed and analyzed by inductively coupled plasma-atomic emission spectrometry. The analytical results are corrected for inter-element spectral interferences.

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Table 13.1. Element Concentrations Analyzed and Analytical Limits.

                                                                  Detection         Upper
                   Element                       Symbol           Limit             Limit
                   ----------------------------------------------------------------------------------------

            *      Aluminum                      Al               0.01%            15%
                   Antimony                      Sb               2 ppm             1%
                   Arsenic                       As               2 ppm             1%
            *      Barium                        Ba               10 ppm            1%
            *      Beryllium                     Be               0.5 ppm           0.01%
                   Bismuth                       Bi               2 ppm             1%
                   Boron                         B                10 ppm            10,000
                                                                                    ppm
                   Cadmium                       Cd               0.5 ppm           0.05%
            *      Calcium                       Ca               0.01%            15%
            *      Chromium                      Cr               1 ppm             1%
                   Cobalt                        Co               1 ppm             1%
                   Copper                        Cu               1 ppm             1%
            *      Gallium                       Ga               10 ppm            1%
                   Iron                          Fe               0.01%            15%
            *      Lanthanum                     La               10 ppm            1%
                   Lead                          Pb               2 ppm             1%
            *      Magnesium                     Mg               0.01%            15%
                   Manganese                     Mn               5 ppm             1%
                   Mercury                       Hg               1 ppm             1%
                   Molybdenum                    Mo               1 ppm             1%
                   Nickel                        Ni               1 ppm             1%
                   Phosphorus                    P                10 ppm            1%
            *      Potassium                     K                0.01%            10%
            *      Scandium                      Sc               1 ppm             1%
                   Silver                        Ag               0.2 ppm           0.01%
            *      Sodium                        Na               0.01%            10%
            *      Strontium                     Sr               1 ppm             1%
                   Sulfur                        S                0.01%            10%
            *      Thallium                      Tl               10 ppm            1%
            *      Titanium                      Ti               0.01%            10%
            *      Tungsten                      W                10 ppm            1%
                   Uranium                       U                10 ppm            1%
                   Vanadium                      V                1 ppm             1%
                   Zinc                          Zn               2 ppm             1%

*Elements for which the digestion is possibly incomplete.

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

Two samples contained copper contents in excess of the ICP – AES upper analytical limit. The copper content in these samples was analyzed utilizing Nitric — Aqua Regia Digestion Atomic Absorption Spectroscopy (AAS) methods, as described below.

Metal:                            Copper
Sample Decomposition:             Nitric - Aqua Regia Digestion
Analytical Method:                Atomic Absorption Spectroscopy (AAS)

A prepared sample (0.2 to 2.0g) is digested with concentrated nitric acid for one half hour. After cooling, hydrochloric acid is added to produce aqua regia and the mixture is then digested for an additional hour and a half. An ionization suppressant is added if molybdenum is to be measured. The resulting solution is diluted to volume (100 or 250 ml) with demineralized water, mixed and then analyzed by atomic absorption spectrometry against matrix-matched standards. The detection limit is 0.01 % Cu and the upper analytical limit is 30% Cu.

14.0 DATA VERIFICATION

14.1 Prior Campaigns

The author’s reconnaissance mapping of the mineralized structures confirms the generalized mapping conducted by the CRM. The entire strike length of the mineralized zones shown on the CRM maps was not field reviewed, but spot checks of the work indicate that the structural data and mapping of the mineralized structures is reliable.

At the time of the site visit, data from underground sampling programs conducted by the CRM was not available to the author, therefore the author’s sampling was not designed to verify the CRM assay data.

15.0 ADJACENT PROPERTIES

No information is available regarding adjacent properties.

16.0 METALLURGICAL TESTING

No metallurgical studies were conducted.

17.0 MINERAL RESOURCE ESTIMATE

Data is insufficient to permit estimation of a mineral resource.

The CRM estimated resources developed by the underground workings on the Sary, Piedra Verde, and Santo Nino veins, but these estimates do not conform to NI43-101 standards, and they are not reported herein.

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Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

18.0 OTHER RELEVANT DATA AND INFORMATION

As discussed in Section 13.1, mining companies Anaconda, Barrick Gold, and Hemlo Gold are said to have conducted reconnaissance sampling of the for the Sary, Piedra Verde, and Santo Niño mines in the 1990‘s. Summaries of their sampling results were prepared by the concession holder and provided to the author. The results shown, as presented by the concession holder, are similar to those obtained by the CRM and the author, however the original assay certificates, field maps, notes, and reports were not available to the author, thus this data is not further considered in this report and does not form the basis of any conclusions or interpretations contained herein.

19.0 INTERPRETATION AND CONCLUSIONS

The San Antonio prospect is a volcanic rock hosted, low sulfidation, epithermal gold system, possibly genetically related to a porphyry intrusion. The prospect comprises structurally controlled zones of gold, silver, and copper mineralization hosted by andesites, dacites, rhyodacites, and associated epiclastic volcaniclastic strata. Reconnaissance mapping and geochemical sampling of the prospect shows that the system was capable of creating mineralized zones of economically significant grade. The dominant structural controls are NA290 to 300 (NW-SE) and NA250 to 260 (NESW) high angle fault zones. Gold concentrations are controlled by discrete fault zones and by zones of stockwork quartz veining. The mineralized structures visited by the author are geologically similar to economically important veins that have been successfully mined elsewhere in Mexico. The reconnaissance evaluation of the project by the author validated that the project is prospective for two target types:

1)     High grade, gold-copper mineralized structural zones or veins, mineable by underground methods. 2) Stockwork zones of lower grade gold mineralization, mineable by open pit or bulk underground methods.

Examples of target type 1 include the Sary, Piedra Verde, and Santo Niño veins and are described in Section 9.2 of this report. Geologic and mineral occurrence maps prepared by CRM (1989a, 1989b, and 1989c) indicate that within the project area at least 12 mineralized structures or veins have been explored or exploited, and numerous others of unknown extent and importance are present. Sampling of some of these veins indicates the potential to host bonanza grades. At Sary, the author’s sampling returned 25 gpt Au and 4.1 % Cu over a width of 0.9m, and sampling of the Piedra Verde vein by the CRM yielded average grades of 38.9 gpt Au and 2.00 % Cu over an average width of 0.70 m. The mineralized structures are poorly exposed at surface, and their strike and dip extent is undetermined. Mapping by the CRM (1989a, 19898, 1989c) indicates strike lengths of at least 200 meters and mineralized vertical extents of at least 100m. Low sulfidation vein systems elsewhere in Mexico have mineralized vertical ranges of 200 to 700m (Albinson et al., 2001) and strike lengths ranging from hundreds of meters to in excess of 1 kilometer. Drilling or direct subsurface exploration will be required to determine the size and grade of the mineralized structures at the San Antonio project.

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

Examples of target type 2 include the zones of pervasive alteration and stockwork quartz veining exposed in the Arroyo San Antonio. Bulk mineable targets have not been evaluated by previous explorationists, consequently very little assay data is available for them. At the Arroyo Zone (described in Section 9.2) RGM’s reconnaissance sampling of pyritic and oxidized andesite breccia yielded up to 0.47 gpt Au over 3m width, in areas cut by hairline stockwork silica veinlets. Selective sampling of veinlets in the Arroyo Zone yielded 10.9 gpt Au, indicating that where veinlet density is high, economic gold grades may be obtained. At the Santo Niño Stockwork target (Section 9.2), RGM’s sampling yielded up to 0.74 gpt Au over a 1.2m sample width across a zone of stockwork quartz-calcite-pyrite-chalcopyrite veining. Some of the veinlets contain bladed calcite, a textural feature common at high levels of epithermal systems above the level of boiling and maximum gold deposition, consequently these textures may indicate potential for higher grade mineralization at depth.

Exploration programs conducted to date are insufficient for assessing the economic importance of the known mineralized zones, and a more detailed geologic and geochemical survey of the project area may identify as of yet undiscovered showings.

20.0 RECOMMENDATIONS

Reconnaissance evaluation of the San Antonio project has clearly demonstrated that it is prospective for both high grade veins and bulk mineable gold deposits. Numerous mineralized structures have been identified that are analogous to economically important veins exploited by present or past-producing mines elsewhere in the Sierra Madre in Mexico. Sampling by the author has confirmed that at least locally these structures contain bonanza gold grades of nearly 1 ounce per ton. What has not been demonstrated is the continuity of the structures nor the grade distribution within them. Similarly, styles of mineralization compatible with bulk mineable or disseminated gold deposits have been identified, and assay data confirms that these zones are auriferous, however the existing data is insufficient to determine the extent and gold tenor of these zones.

In order to determine the economic potential of the project, an exploration drilling program is recommended. The objective of the program is to identify zones of continuous and economic gold grades within the mineralized structures (veins) or stockwork zones. Drill targets meritorious of evaluation have already been identified, but additional geologic and geochemical surveys will be useful for prioritizing drill targets. A 2 stage program is recommended, however Stage 2 is not conditional upon results obtained in Stage 1. Stage 1 consists of detailed mapping and rock chip geochemical sampling, both on surface and underground, to identify significant mineralized zones and to prioritize areas for drill testing. Stage 2 entails 1500m of diamond drilling to test the targets identified in Stage 1. The total cost for the proposed program is estimated at $ 298,000 USD, itemized as follows in the budget presented as Table 20.1 below.

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

Table 20.1. Recommended Work Plan and Budget, San Antonio Project

San Antonio, Chihuahua: Budget for Two Stage Exploration Program, 2003

MAPPING/SAMPLING PROGRAM

-----------------------------------------------------------------------------------------------------------
Item                                         Units               Unit Cost     Total Cost
--------------------------------------------------------------------------------------------
Camp/Hotel/Meals                                2 months                 3150         6,300
Assays                                        500 samples                  19         9,500
Senior Geologist                                14 days                   500         7,000
Project Geologist                               50 days                   175         8,750
Senior Technician or Jr. Geologist              42 days                   100         4,200
Samplers                                        84 days                    45         3,780
Vehicle Expense                                 42 days                    70         2,940
Surveying                                       1                        2500         2,500
Field Supplies                                  1                        1000         1,000
Mobilization/Demobilization                     1                        2400         2,400
Travel Costs                                    1                        4000         4,000
                                                             Total                  $48,370
-----------------------------------------------------------------------------------------------------------

DRILLING PROGRAM

-----------------------------------------------------------------------------------------------------------
Item                                         Units             Unit Cost       Total Cost
--------------------------------------------------------------------------------------------
Camp/Hotel/Meals                                3 months                 3150         9,450
Roads                                           1                       20000        20,000
Drilling                                     1500 meters                   94       141,000
Assays                                       1000 samples                  19        19,000
Senior Geologist                                14 days                   500         7,000
Project Geologist                               65 days                   175        11,375
Senior Technician or Jr. Geologist              42 days                   100         4,200
Samplers                                        84 days                    45         3,780
Surveying                                       1                        2500         2,500
Permits                                         1 permit                 2500         2,500
Vehicle 1 Expense                               66 days                    70         4,620
Vehicle 2 Expense                               46 days                    50         2,300
Field Supplies                                  1                        5850         5,850
Equipment Rental                                66 days                    25         1,650
Travel Costs                                    1                        4000         4,000
Reclamation                                     1                       10000        10,000
                                                             Total                 $249,225
-----------------------------------------------------------------------------------------------------------

                                                                  Grand Total     $297,595

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

21.0 REFERENCES

Albinson, T., Norman, D., Cole, D., and Chomiak, B., 2001, Controls on formation of low-sulfidation epithermal deposits in Mexico: Constraints from fluid inclusion and stable isotope data: in New Mines and Mineral Discoveries in Mexico and Central America, Special Publication Number 8 of the Society of Economic Geologists, p. 1 — 32.

Beane, Richard E., 1981, Hydrothermal alteration in silicate rocks, Southwestern North America: in Advances in Geology of the Porphyry Copper Deposits, Southwestern North America; Spencer R. Titley editor, The University of Arizona Press, p. 117 –137.

Berger, B.R., and Henley, R.W., 1989, Advances in the understanding of epithermal gold silver deposits with special reference to the western United States: in The Geology of Gold Deposits: the Perspective in 1988, Economic Geology Monograph 6, Keays, W.R., Ramsey, W.R.H., and Groves, D.I., editors, The Society of Economic Geologists.

Bonham, H.F. Jr., 1988, Models for volcanic-hosted epithermal precious metal deposits: in Bulk minable precious metal deposits of the western United States Symposium Proceedings, Schafer, R.W., Cooper, J.J., and Vikre, P.G. editors, Geological Society of Nevada.

Buchanan, L.J., 1981, Precious metal deposits associated with volcanic environments in the southwest: in Relation of tectonics to ore deposits in the Southern Cordillera, Dickenson, W.R., and Payne, W.D., editors, Arizona Geological Society Digest, vol.14.

Burgoyne, A.A., 2003, Technical Evaluation Report, Mineral Resource Estimate I for Kimber Resources Inc. on the Monterde Project, Guazapares Municipality, Chihuahua State, Mexico, April 3, 2003. Available at sedar.com.

Bryant, Donald G., and Metz, Harry E., 1966, Geology and ore deposits of the Warren mining district: in Geology of the Porphyry Copper Deposits, Southwestern North America; Spencer R. Titley and Carol L. Hicks editors, The University of Arizona Press, p. 189 – 203.

Cervantes, J. Alfredo, 2002a, Plano de lotes mineros, Mpio. De Guadalupe y Calvo, Chihuahua, Mexico, Febrero 2002.

Cervantes, J. Alfredo, 2002b, Plano de estructuras mineralizadas, Mpio. De Guadalupe y Calvo, Chihuahua, Mexico, Febrero 2002, modificado del plan original del Consejo de Recursos Minerales.

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

Cervantes, J. Alfredo, 2002c, Plano geologico veta El Sary, Mpio. de Guadalupe y Calvo, Chihuahua, Mexico, Febrero 2002.

Consejo de Recursos Minerales, 1989a, Informe de visita de reconocimiento realizada al fundo minero "Sary", ubicado en el Mpio. de Guadalupe y Calvo, Estado de Chihuahua.

Consejo de Recursos Minerales, 1989b, Informe de visita de reconocimiento realizada al lote minero "Piedra Verde", ubicado en el Mpio. de Guadalupe y Calvo, Estado de Chihuahua.

Consejo de Recursos Minerales, 1989c, Informe de visita de reconocimiento realizada al fundo minero "El Sto. Nino", ubicado en el Mpio. de Gpe. y Calvo, Estado de Chihuahua.

Consejo de Recursos Minerales, 1999, Carta Geologico-Minera Guachochi G13-4 Chihuahua, Durango y Sinaloa, Escala 1:250,000.

De la Garza, V., Olavide, S., and Villasuso, R., 2001, Geology and ore deposits of the La Cienega gold district, Durango, Mexico: in New Mines and Mineral Discoveries in Mexico and Central America, Special Publication Number 8 of the Society of Economic Geologists, p. 87- 93.

Enriquez, E., and Rivera, R., 2001, Timing of magmatic and hydrothermal activity in the San Dimas District, Durango, Mexico: in New Mines and Mineral Discoveries in Mexico and Central America, Special Publication Number 8 of the Society of Economic Geologists, p. 33 — 38.

Graybeal, Frederick T., 1982, Geology of the El Tiro Area: in Advances in Geology of the Porphyry Copper Deposits, Southwestern North America; Spencer R. Titley editor, The University of Arizona Press, p. 487 –505.

Hayba, D.O., Bethke, P.M., Heald, P., and Foley, N.K., 1985: Geologic, mineralogic, and geochemical characteristics of volcanic-hosted epithermal precious metal deposits. Reviews in Economic Geology v. 2 p. 129-167.

Heald, P., Foley, N.K., and Hayba, D.O., 1987: Comparative anatomy of volcanichosted epithermal deposits: acid-sulfate and adularia-sericite types. Economic Geology v. 82 p. 1-26.

Koski, Randolph A., and Cook, David S., 1982, Geology of the Christmas Porphyry Copper Deposit; in Advances in Geology of the Porphyry Copper Deposits, Southwestern North America; Spencer R. Titley editor, The University of Arizona Press, p. 177 – 188.

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

Metz, Robert A., and Rose, Arthur W., 1966, Geology of the Ray copper deposits, Ray, Arizona: in Geology of the Porphyry Copper Deposits, Southwestern North America; Spencer R. Titley and Carol L. Hicks editors, The University of Arizona Press, p. 353 – 374.

Pincock, Allen and Holt, 2002, Audit of Resources at the Dolores Gold-Silver Project, Chihuahua, Mexico, prepared for Minefinders Corporation Ltd., December 2, 2002, 9343.00. Available at sedar.com.

Pincock, Allen and Holt, 2003, Ocampo Gold-Silver Project, Northeast Area Resource Update, Chihuahua, Mexico, Technical Report, June 26, 2003, 9262.05. Available at sedar.com.

Robinson, R.F., and Cook, Annan, 1966, The Safford copper deposit: in Geology of the Porphyry Copper Deposits, Southwestern North America; Spencer R. Titley and Carol L. Hicks editors, The University of Arizona Press, p. 251 – 266.

Rodriguez, A.I., 1967, Preliminary Report on Exploration Opportunities in the Guadalupe de Los Reyes District of Sinaloa, Mexico, private company report, 8 pages plus figures, 10 November 1967.

Romberger, 1991, Transport and deposition of precious metals in epithermal deposits: in Geology and Ore Deposits of the Great Basin Symposium Proceedings, editors Gary L. Raines, Richard E. Lisle, Robert W. Schafer, and William H. Wilkinson, published by the Geological Society of Nevada, p. 219 – 232.

Rose, Arthur W., and Baltosser, Will W., 1966, The porphyry copper deposit at Santa Rita, New Mexico: in Geology of the Porphyry Copper Deposits, Southwestern North America; Spencer R. Titley and Carol L. Hicks editors, The University of Arizona Press, p. 205 – 220.

Spring, V., and MacFarlane, G.R., 2002, A technical review of Taylotita, Santa Rita, San Antonio, La Guitarra and San Martin operating silver and gold mines in Mexico for Wheaton River Minerals Ltd., Watts Griffis and McOuat Limited, Original April 25, 2002, Revised June 5, 2002, Amended August 12, 2002.

Wilkinson, W.H., Vega, L.A., and Titley, S.R., 1982, Geology and ore deposits at Mineral Park: in Advances in Geology of the Porphyry Copper Deposits, Southwestern North America; Spencer R. Titley editor, The University of Arizona Press, p. 523 – 541.

Wisser, Edward, 1944, Preliminary Report on La Chiripa y Anexas SA, Guadalupe de los Reyes, Sinaloa, private company report, 12 pages plus figures 11 September 1944.

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

22.0 STATEMENT OF QUALIFICATION

I, Matthew Dean Gray, of Hermosillo, Sonora, Mexico, do hereby certify:

1.	That I am employed as a geologist at Resource Geosciences de Mexico SA de CV, (RGM) an independent consulting geosciences firm, whose address is Calle Real 57-B, Colonia Villa Satelite, Hermosillo, Sonora, CP 83200, MEXICO.

2.	That: a.) I am a Certified Professional Geologist (#10688) with the American Institute of Professional Geologists; b.) My qualifications include experience applicable to the subject matter of this report; and c.) I am a “Qualified Person” for the purposes of CSA National Instrument 43-101.

3.	That I am a graduate of the Colorado School of Mines (Ph.D., Geology with Minor in Mineral Economics, 1994; B.Sc., Geological Engineering, 1985) and the University of Arizona (M.Sc., Geosciences, 1988) and that I have practiced my profession continuously since 1988.

4.	That I have no material interest, direct or indirect, in the property discussed in this report or in the securities of Great Panther Resources Limited

5.	That I am not aware of any material fact or material change with respect to the subject matter of this technical report which is not reflected in the technical report and which the omission to disclose makes the technical report misleading.

6.	That this report on the San Antonio project is based on a 2 day site visit (28 and 29 July 2003) and on a review of published and unpublished information and that I have had no prior involvement with the property that is the subject of this report.

7.	That I have read National Instrument 43-101 and Form 43-101 and that the technical report has been prepared in compliance with the Instrument and Form and that I am responsible for the compilation of this report.

8.	That I consent to the use of this report, dated September 2003, titled “Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua”, by Great Panther Resources Limited for making representations on the subject property.

9.	That I have prepared this report for Great Panther Resources Limited. It is based on my observations and data collected by myself and RGM employees, and on data obtained from the Consejo de Recursos Minerales, a Mexican Federal agency, and data provided by Great Panther Resources Limited. Matthew D. Gray and RGM disclaim all liability for the data obtained from the Consejo de Recursos Minerales and Great Panther Resources Limited Matthew D. Gray and RGM do not accept responsibility for the interpretations and representations made in this report where they were the a result of erroneous, false, or misrepresented data.

Signed: ___________________________
Matthew D. Gray, Ph.D., C.P.G.#10688

Date: ________________________

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

Appendix 1. Sample Locations and Descriptions.

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

---------------------------------------------------------------------------------------------------------------------------------------------------------------------
Sample    UTM       UTM           Sample                                                                        Structural   Structure
Number    Easting   Northing     Width (m)                                                                      Orientation     Type
                                           Sample Description                                                                            Au ppm    Ag ppm   Cu ppm
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           3m sample across bleached, oxidized, limonitic intermediate volcanic breccia. Now completely oxidized, but once contained approximately
                                           1-3% disseminated very fine grained pyrite. Rounded clasts up to 40 cm diameter of feldspar porphyritic volcanic in aphanitic andesitic
                                           groundmass.     Rare relict  biotite present. No quartz phenocrysts
                                           noted.   NA 290 V fractures control pervasive moderately intense
                                           silicification. Rare hairline silica veinlets.
    4201    277,822   2,932,438      3.0                                                                          290, 90      frctrs       0.077     1.4     632
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           3m sample, continuous with 4201, across bleached, oxidized,
                                           limonitic intermediate volcanic breccia.    Now completely oxidized,
                                           but
                                           once contained approximately1-3% disseminated very fine grained pyrite. Rounded clasts up to 40 cm diameter of feldspar porphyritic
                                           volcanic in aphanitic andesitic groundmass.      Rare relict  biotite
                                           present. No quartz phenocrysts noted.    NA 290 V fractures control
                                           pervasive   moderately  intense  silicification.Rare   hairlinesilica
    4202    277,819   2,932,436      3.0   veinlets.                                                              290, 90      frctrs       0.008     0.3     20
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           Sample continuous with 4202,3m sample, first 1 m is same bleached, oxidized, limonitic intermediate volcanic breccia.  Now completely oxidized, but once contained approximately 1-3% disseminated very fine grained pyrite. Rounded clasts up to 40 cm diameter of feldspar
                                           porphyritic volcanic in aphanitic andesitic groundmass.   Rare relict
                                           biotite present. No quartz phenocrysts noted. Then cross NA 95 75S planar fault contact to quartz phenocrystic porphyritic felsic volcanic
                                           with ~15% evenly distributed fine - medium grained subangular quartz crystals in light colored, fine grained to aphanitic, bleached,
    4203    277,817   2,932,434      3.0   siliceous groundmass.                                                  95, 75        flt         0.011     0.7     62
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           Select sample of various drusy and fine grained glassy quartz plus chalcopyrite veinlets exposed along arroyo below zone of samples
                                           4201 - 4203. Individual veinlets up to    5cm wide.    Sample is of
                                           various veinlets collected over 3m of outcrop, veinlet spacing at one
    4204    277,832   2,932,431   select   per 40 to 100cm.                                                     285, 45-70  qtz-cpy vnlt   10.85      1.8    15200
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           3m sample across bleached, oxidized, limonitic intermediate volcanic breccia. Now completely oxidized, but once contained approximately
                                           1-3% disseminated very fine grained pyrite. Rounded clasts up to 40 cm diameter of feldspar porphyritic volcanic in aphanitic andesitic
                                           groundmass.     Patchy pervasive silicification. Rare hairline silica
                                           veinlets. Limonitic fractures.
    4205    277,836   2,932,439     3.0                                                                                                     0.017     0.9     29
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

                                           3m sample across bleached, oxidized, limonitic intermediate volcanic breccia. Now completely oxidized, but once contained approximately
                                           3% disseminated very fine grained pyrite. Rounded clasts up to 40 cm diameter of feldspar porphyritic volcanic and rhyolite in aphanitic
    4206   277,843    2,932,442      3.0   andesitic groundmass. Silicified and more intensely pyritic zones up  290, 90     sil zones     $lt;0.005     0.2     41
                                           to 30 cm wide strike NA290 V.
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           3m sample across bleached, oxidized, limonitic intermediate volcanic
                                           breccia.    Now completely oxidized, but once contained traces of
                                           disseminated very fine grained pyrite. Rounded clasts up to 100 cm diameter of feldspar porphyritic volcanic and rhyolite in aphanitic
                                           andesitic groundmass.    Patchy pervasive silicification. Rare
    4207   277,850    2,932,450      3.0   hairline                                                                                        0.469      0.3     335
                                           silica veinlets. Limonitic fractures.
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           .3m sample across breccia dike.        Heterolithic matrix supported
                                           breccia with subangular clasts of fine grained "salt and pepper"
                                           diorite
    4208   277,866    2,932,469      0.3   and fine grained and aphanitic siliceous volcanics, dissimilar to                               <0.005     0.2     18
                                           wallrock. Wallrock is volcanic breccia as per sample 4207.
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           2.2  sample across intensely fractured, bleached, oxidized, limonitic
                                           intermediate volcanic breccia.   Now completely oxidized, but once
                                           contained traces of disseminated very fine grained pyrite. Rounded clasts up to 80 cm diameter of feldspar porphyritic volcanic and
                                           rhyolite in aphanitic andesitic groundmass.   Pervasive
    4209   277,886    2,932,475      2.2   silicification                                                                                  <0.005     1.1     15
                                           controlled by NA090 75 S fracture zones. Limonitic fractures.
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           3m representative sample across NA007 V fault contact between plagioclase porphyritic andesite to E and quartz eye and feldspar rich
                                           felsic porphyritic volcanic to W. Fault is locus of zone of bleaching,
    4210   277,749    2,932,800      3.0   sericitization, and light yellow and brown Fe-oxide staining. No                                <0.005   <0.2      24
                                           fresh
                                           pyrite observed but rock once contained traces of disseminated fine grained pyrite, now 100% oxidized.
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           3m sample across jarositic aphanitic andesite exposed in road cut,
    4211   277,708    2,933,067      3.0   3% disseminated fine grained pyrite.                                                            <0.005     0.2      4
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           3m sample continuous with 4211, first 1 m is same jarositic aphanitic
                                           andesite, then crosses fault contact at NA 325 V to jarositic,
    4212   277,710    2,933,069      3.0   bleached,   light yellow,  plagioclase  porphyritic and   fragmental  325, 90        flt        0.005      0.5     53
                                           andesite with 3% disseminated fine grained pyrite.
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

                                           3m sample continuous with 4212, same jarositic, bleached, light yellow, plagioclase porphyritic and fragmental andesite, grading into
                                           flow jointed plagioclase porphyritic-aphanitic, not fragmental
    4213   277,712    2,933,071      3.0   andesite,                                                                                      <0.005    <0.2       4
                                           with 3% disseminated fine grained pyrite.
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           3m sample continuous with 4213, flow jointed, jarositic, plagioclase
                                           porphyritic-aphanitic,  non    fragmental   andesite,   with   3-5%
    4214   277,714    2,933,073      3.0   disseminated pyrite.                                                                            <0.005   <0.2       9
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           Interior of Piedra Verde mine, 2.5 m sample of HW to mineralized structure, sample is chloritic fine grained equigranular diorite with
                                           mafic minerals and plagioclase indistinct and chloritized.  Contains
                                           5% disseminated fine grained pyrite, locally cut by 2-7cm wide, NA
                                           290 65N, quartz-chalcopyrite veinlets, minor amounts of secondary
                                           blue copper sulfates bleeding out of rock.   Minor very fine grained
    4215   278,072    2,932,590      2.5   dark sulfosalt (tt?) in veinlets.                                     290, 65   qtz-cpy vnlts    1.87      2      8330
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           Interior of Piedra Verde mine, 1.7 m sample across fault bounded zone of brecciated, chloritized andesite/diorite with silica veinlets and
                                           encrustations   forming   matrix   to  brecciated   zones.      Both
                                           microcrystalline  and   drusy  silica veinlets  present,  with  rare
    4216   278,085    2,932,585      1.7   chalcopyrite. Pyrite disseminated in wallrock.                        314, 90   mnrlzd strctr    0.352     1.5    6800
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           Select sample of NA 315 83N brecciated zone in chloritic fine grained
    4217   278,329    2,932,929      0.2   diorite, with minor hairline pyrite veinlets and rare secondary Cu    315, 83      bx zone       0.204     1.4    4380
                                           colors.
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           Interior of Santo Nino mine, 3.6m sample along crosscut between two
                                           stoped mineralized structures.   Chloritic, pyritic (1-3%)
                                           plagioclase
                                           porphyritic andesite crosscut by stockwork and sheeted (NA290 85 S)
    4218   278,849    2,933,217      3.6   1-3cm wide quartz-sulfide veinlets.                                   290, 85   qtz-sulf vnlts   2.42      1.5     354
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           Interior of Santo Nino mine, 2m sample across back of main adit, arroyo level, centered on 2-5cm wide dark green clay gouge zone,
                                           NA290 85S, with brecciated wallrock. Host rock is chloritic,
    4219   278,872    2,933,217      2.0   pyritic (1-                                                           290, 85   mnrlzd strctr    3.01      1.2     923
                                           3%) plagioclase porphyritic andesite.
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           1.2m sample across zone of brecciated fine grained andesite crosscut by stockwork white quartz plus very fine grained sulfide veinlets and quartz-calcite-pyrite-chalcopyrite veinlets, locally with
                                           bladed calcite textures. Sample collected at portal of NA305
    4220   278,875    2,933,140      1.2   trending                                                                                         0.739     8.3    3090
                                           exploration adit.
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

                                           5m sample across outcrop of stockwork silica veined andesite, ~3%
                                           total veining by volume, both clear and white glassy and drusy
    4221   278,870    2,933,130      5.0   quartz                                                                                           0.132     0.2     195
                                           veinlets.
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           Interior of exploration adit, 1.2m sample across fault breccia localized
    4222   278,965    2,933,228      1.2   at intersection of NA290 V and NA275 65N faults. Fault breccia cut                               1.555     38.8   3680
                                           by quartz-chalcopyrite veinlets, stained by Cu-oxides and sulfates.
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           0.8m sample across NA330 V pyritic fracture zone cutting plagioclase phenocrystic porphyritic andesite, chloritized, with 2-5%
    4223   278,006    2,932,699      0.8   disseminated                                                                                     0.059     1.9    3100
                                           fine grained pyrite and rare silica microveinlets.
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           8m representative grab across outcrop of propylitized fine grained, chloritic green, sparsely feldspar porphyritic andesitic volcanic with 1-
                                           2% disseminated very fine grained pyrite, locally oxidized,
    4243   277,856    2,932,301      8.0   jarositic,                                                                                       0.006     0.6     71
                                           and bleached.
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           Interior of Sari mine, 1 m sample across 260 V, intensely goethitic fault zone, very clayey, with irregular fine grained light grey quartz-
                                           chalcopyrite veinlets. Wallrock is coated with secondary blue copper
                                           sulfates.   Structure appears to be contact between quartz-rich
                                           volcaniclastic arenite or poorly welded tuff to NW and sparsely
    4244   278,108    2,931,490      1.0   plagioclase porphyritic andesite to SE.                               260, 90   mnrlzd strctr    0.349     9.6    3760
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           Interior of Sari mine, 0.9m sample across 260 V, intensely goethitic fault zone, very clayey, with irregular fine grained light grey quartz-
    4245   278,130    2,931,495      0.9   chalcopyrite veinlets. Wallrock is coated with secondary blue copper  260, 90   mnrlzd strctr   25.1       32.9   41080
                                           sulfates.
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           Interior of Sari mine, 1.5m sample chloritic quartz-feldspar
    4246   278,134    2,931,498      1.5   porphyritic                                                                                      0.038     0.7    2260
                                           tuff (?), immediate wallrock on NW side of Sari structure.
---------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                           1.5 m sample across NA000 V sheeted fracture and brecciated zone
                                           in plagioclase porphyritic andesite.   Locally jarositic with patchy
    4247   277,865    2,931,719      1.5   pervasive bleaching and silicification.                                                          0.041     <0.2    135
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                                           2.5m representative sample across bleached, yellow-brown Fe-oxide stained,  locally jarositic quartz  and  biotite phenocrystic finely
    4248   277,820    2,932,110      2.5   laminated (compaction texture?) rhyolitic crystal tuff.  NA340 17E    340, 17      comp fol    <0.005      <0.2    22
                                           fabric.
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Resource Geosciences de Mexifo SA de CV
Summary Report on the San Antonio Gold Prospect, Municipio of Guadalupe y Calvo, Chihuahua

                                           6m representative sample across outcrop of bleached, locally jarositic
                                           quartz   phenocrystic  felsic crystal  tuff with  poorly  developed compaction foliation.  Locally with up to 3% unoxidized fine grained
    4249   277,849    2,932,288     6.0    disseminated pyrite. Cut by planar fault zone with 2cm of clay        180, 40        flt        0.008     0.7      134
                                           gouge,
                                           NA 180 40W.
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                                           3m representative grab across outcrop of bleached, hematite and goethite stained, quartz-feldspar phenocrystic porphyritic crystal tuff.
                                           Completely oxidized but once contained a few % disseminated fine
    4250   277,758    2,932,434     3.0    grained pyrite.                                                                                <0.005    <0.2      88
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